Exhibit 99.1
Intersect ENT Announces Preliminary Revenue for Second Quarter of 2021 and Closing of $60 Million Term Loan

MENLO PARK, Calif. — July 22, 2021 — Intersect ENT, Inc. (Nasdaq: XENT), a global ear, nose and throat (“ENT”) medical technology leader dedicated to transforming patient care, today announced preliminary second quarter 2021 revenue and provided a business update.

Second Quarter 2021 Overview

•Preliminary and unaudited revenue of approximately $27.3 million.

•Record quarterly SINUVA revenue of approximately $2.7 million.

•Cash, cash equivalents, restricted cash, and short-term investments of approximately $76.2 million as of June 30, 2021.

•Company reiterates full year 2021 revenue guidance of $117 million - $121 million.

“As the broader economy opens up, our preliminary second quarter results reflect strong sequential performance across our business, growth relative to the second quarter of 2019, and record SINUVA revenues,” said Thomas A. West, President and CEO of Intersect ENT. “While elective sinus procedures continue to trend positively, the recovery in procedures has only returned to approximately 90%-95% of pre-COVID levels. Looking ahead, we expect a return to normalized procedure rates in the second half of 2021. These improving market conditions, combined with our commercial execution and upcoming product launches, reinforce our confidence that we will achieve our 2021 full-year revenue guidance.”

Debt Financing

Intersect ENT announced today that it entered into a $60 million secured term loan agreement with a fund managed by Deerfield Management Company L.P. (“Deerfield”). The term loan is structured in three $20 million tranches to provide funding for the remaining Fiagon acquisition payment over the next three years, and, in doing so, improves overall liquidity. With a coupon of 7.5% and five-year maturity, the term loan provides the Company with greater flexibility in meeting its capital needs for the future. The Company intends to use the remaining proceeds from this financing for general corporate purposes.

“With this financing we are well-positioned to invest in our future while establishing Intersect ENT as a predictable double-digit grower. We appreciate the continued support of Deerfield in helping us drive long-term growth,” added Mr. West.

Guidance

Based on the current COVID-19 environment, the positive trend in elective procedures, the national launch of its VenSure sinus balloon and CUBE navigation system, and the opportunity to maximize its broader portfolio, Intersect ENT reiterates its full year 2021 revenue guidance in a range of $117 million - $121 million. The Company’s full year 2021 guidance reflects the expected further recovery of COVID-impacted elective sinus procedures supported by a significant increase in the number of individuals vaccinated against COVID-19. Full year 2021 gross margin is expected to be in the low-to-mid 70s.

The second quarter 2021 revenue and cash position included in this release are preliminary and prior to the completion of a review by Intersect ENT's external auditors and are therefore subject to adjustment.

Management will provide additional information in conjunction with the release of its full second quarter 2021 financial results currently scheduled for Friday, August 6.

About Intersect ENT

Intersect ENT is a global ear, nose and throat medical technology leader dedicated to transforming patient care. The Company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care. In October 2020, Intersect ENT acquired Fiagon AG Medical Technologies, a global leader in electromagnetic surgical navigation solutions with an expansive portfolio of ENT product offerings, including the VenSure sinus balloon, that complement the Company's PROPEL® and SINUVA® sinus implants and extend its geographic reach.
For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.
Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.
Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s preliminary second quarter revenues and cash position, anticipated improvement in its business, and full-year 2021 revenue and gross margin outlook are forward-looking statements based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include: the duration and severity of the COVID-19 pandemic is unknown and could continue, and be more severe, than Intersect ENT currently expects; the unknown state of the U.S. economy following the pandemic; the level of demand for Intersect ENT’s products as the pandemic subsides; the ability of Intersect ENT to effectively and efficiently resume full commercial and manufacturing operations; the time it will take for the economy to recover from the pandemic; and the sufficiency of capital to run the Company into 2022. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, and others which are described in the Company’s latest Form 10-K and 10-Q filed with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.
CONTACT:
Intersect ENT, Inc.
Randy Meier, 650-641-2105
ir@intersectENT.com